PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OHIO - 45750
                                                          www.peoplesbancorp.com


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE                        Contact:Robert E. Evans
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February 11, 2005                                             Chairman and CEO
(740) 373-3155

            PEOPLES BANCORP INC.'S ROBERT E. EVANS TO RETIRE AS CEO;
                 WILL REMAIN CHAIRMAN OF THE BOARD AND DIRECTOR
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                President Mark F. Bradley Named as Successor CEO

         MARIETTA, Ohio - Peoples Bancorp Inc. (NASDAQ: PEBO) today announced Robert E. Evans'decision to retire as Chief Executive Officer of both Peoples Bancorp Inc. ("Peoples Bancorp") and its banking subsidiary Peoples Bank, National Association ("Peoples Bank"), effective June 30, 2005. Evans will continue as Chairman of the Board and a Director of both Peoples Bancorp and Peoples Bank.
         Current President and Chief Operating Officer Mark F. Bradley, has been named to succeed Evans as Chief Executive Officer, effective upon Evans' retirement from Peoples Bancorp and Peoples Bank. As Chairman of the Board of Directors, Evans will serve as a non-executive officer of Peoples Bancorp and Peoples Bank.
         "This action has been part of my plan of orderly progression, and contemplated for some time," said Evans. "It has been my intention to build a strong, skilled management team to continue Peoples Bancorp's long-term success. Being able to appoint someone from current management demonstrates the strength of our leadership team."
         Evans, 64, has been Chief Executive Officer of Peoples Bancorp since 1980 and with Peoples Bank since 1970. He had also served as President of Peoples Bancorp until mid-2004. Under Evans' leadership, Peoples Bancorp has grown from $140 million in assets and $1 million of net income in 1980 to $1.8 billion in assets and $18 million of net income in 2004. During the 35 years since Evans joined the organization, it has grown from offices in three communities in Washington County, Ohio, to 50 offices in Ohio, West Virginia, and Kentucky, employing nearly 600 associates.
         "Mark has a good background and the financial skills to lead this organization," continued Evans. "He understands the value of customer service and the strategies needed to grow shareholder value. As Chairman, I will continue to support him, our management team, my fellow directors, and our shareholders."
         "I look forward to my new role as CEO," commented Bradley, who was appointed President and Chief Operating Officer of Peoples Bank in 2002, Chief Operating Officer of Peoples Bancorp in 2003, and President of Peoples Bancorp in mid-2004. "With our talented and dedicated management team, I am confident we will continue to grow the organization in a manner that is beneficial to our customers, shareholders, and associates."
         Bradley, 35, joined Peoples Bancorp in 1991, served as Controller of both Peoples Bancorp and Peoples Bank from 1997 to 2001, and also served as an Executive Vice President of Peoples Bancorp.
         "The interests of our stakeholders will continue to drive our strategies," said Evans. "I plan to remain active in the company as Chairman of the Board of Directors, and provide guidance on long-range plans as we look to continue the expansion of our markets, products, and services." Peoples Bancorp Inc., a diversified financial products and services company with $1.8 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 50 locations and 33 ATMs in Ohio, West Virginia and Kentucky. Peoples Bancorp's financial service units include Peoples Bank, Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples Bancorp's common shares are traded on the NASDAQ national market under the symbol "PEBO", and Peoples Bancorp is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples Bancorp at www.peoplesbancorp.com.


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